Exhibit 14
NCB Senior Financial Officers’ Code of Ethics
C. M. Proper Accounting and Financial Reporting
1.	NCB has established internal accounting controls and records-keeping policies to meet both business and legal requirements. Employees are expected to comply with these controls and policies.
2.
The accounting business records of NCB must be complete, accurate and supported in reasonable detail. Underlying transactions must be accurate, properly authorized and timely recorded. They are subject to review and audit by the Chief Auditor, Loan Review, Regulatory Compliance, external auditors and examiners. Employees are expected to fully cooperate in a candid manner with such reviews and audits. Employees of NCB authorized to incur business expenses are responsible for the accurate and timely reporting of such expenses. All expenses must be in accordance with existing policies.

3.
These standards are applicable to all employees of NCB, but the full, fair, accurate, timely and understandable preparation, reporting and disclosure of NCB’s financial condition and results of operations are particularly the responsibility of the Chief Executive Officer (CEO), Chief Financial Officer (CFO), the Controller, and any other officer performing functions in the nature of a “senior financial officer” as that term may be defined in regulations issued under the Sarbanes-Oxley Act of 2002. All senior financial officers are required, in performing their functions as financial officers:

a)	To act with honesty and integrity

b)	To avoid actual or apparent conflicts of interest
c)	To prepare and provide information that is accurate, complete, objective, relevant and understandable
d)	To comply with applicable rules and regulations of federal and state governments and other appropriate private and public regulatory bodies

e)	To act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated
f)	To proactively promote ethical behavior as responsible partners among peers
g)	To respect the confidentiality of information except when authorized or otherwise legally obligated to disclose
h)	To share knowledge and maintain skills important and relevant to the needs of NCB and its members
i)	To achieve responsible use and control of all assets and resources of NCB to the best of their ability
j)
To preserve records created or used in performance of their functions and use their reasonable best efforts to prevent destruction of such records by others, except pursuant to reasonable document retention policies not designed to hide wrongdoing

k)	To report in good faith to the Chair of the Audit Committee any violation of these provisions (a) through (j) of which they acquire notice or knowledge
The provisions of this paragraph M(2) shall be known as the “NCB Senior Financial Officers’ Code of Ethics.”